EXHIBIT 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR EMPLOYEES OF THE BOEING COMPANY

(As Amended and Restated on January 1, 2008)

SECTION 1. PURPOSE OF THE PLAN

The Supplemental Executive Retirement Plan for Employees of The Boeing Company was originally effective January 1, 1999. Prior to 2008, the plan provided two separate benefits to participants, the Supplemental Benefit and the Excess Benefit. The purpose of the Supplemental Benefit is to provide retirement benefits to supplement the benefits provided by the Pension Value Plan, for a select group of management or highly compensated employees of The Boeing Company and its Affiliates or Subsidiaries who are participants in the Pension Value Plan. The purpose of the Excess Benefit component is to provide restoration and excess benefits to eligible employees of The Boeing Company and its Affiliates or Subsidiaries who are participants in the Pension Value Plan. Effective January 1, 2008, for ease of communications with participants, the plan was restated to merge both components into a single SERP Benefit. This change was not intended to have a substantive impact on participant benefits.

The adoption of the Plan is not intended to result in any duplication of benefits by awarding additional benefits for any period of service with the Company for which the participant is otherwise entitled to benefits under another non-qualified plan. The Committee will have sole and absolute discretion in determining whether an adjustment in benefits under this Plan is necessary to prevent a prohibited duplication of benefits.

The Plan is restated effective January 1, 2008 to comply with section 409A of the Internal Revenue Code of 1986, as amended.

SECTION 2. DEFINITIONS

Except as otherwise specified in this Section, capitalized terms have the same meaning as provided for those terms under the Pension Value Plan.

Actuarial Equivalent or Actuarially Equivalent – means an amount of equal value determined as follows:

(a)	For purposes of calculating a lump sum, the Actuarial Equivalent will be determined on the basis of the interest and mortality assumptions used to calculate lump sum benefits under the PVP, as it shall be amended from time to time.

(b)	For purposes of calculating a Surviving Spouse Option, the Actuarial Equivalent will be determined on the basis of a
6% interest rate and the RP-2000 healthy mortality table with no collar adjustment, projected 15 years with projection scale AA, with a 50/50 male/female blend.

Affiliate or Subsidiary – means a member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and (e)(3)(C)),

a group of trades or businesses (whether incorporated or not) which are under common control within the meaning of Code section 414(c), or an affiliated service group (as defined in Code sections 414(m) or 414(o)) of which The Boeing Company is a part.

Benefit Service – means the Benefit Service recognized under the PVP, except as modified below.

If a Participant has commenced a benefit under this Plan following a deemed Separation from Service under Code section 409A due to an Authorized Period of Absence classified as Pre-Retirement Leave, additional Benefit Service will not be recognized during this Authorized Period of Absence. Nor will Benefit Service be recognized for a period of reduced services, where a Participant Separates from Service due to a reasonably anticipated permanent reduction in services of at least 50 percent (for reasons other than an Authorized Period of Absence).

Code – means the Internal Revenue Code of 1986, as amended.

Commencement Date – means the date as of which an Employee’s payments commence under Section 6.A.2. of this Plan.

Committee – means the Employee Benefit Plans Committee.

Company – means The Boeing Company, its successors in interest, and its Affiliates and Subsidiaries.

Compensation – means annualized base rate of pay from the Company.

E-Series Payroll – means the executive designation of level E1 to E6 at the Company.

Employee – means any person who is employed as a common law employee of the Company.

Excess Benefit – means the benefits provided by Section 5 of this Plan.

Final Average Pay – means the greater of the following:

(a)	the highest five completed consecutive calendar years of Compensation divided by five, or

(b)	the daily Compensation received during the last 1,825 days before the Participant’s Termination of Employment, divided by 1,825 and multiplied by 365 or, if a Participant has less than 1,825 days between his or her Employment Commencement Date and his or her Termination of Employment, the Compensation received during that period divided by the number of days in that period and multiplied by 365. For purposes of this calculation, February 29 and March 1 of any leap year shall be treated as one day.

For purposes of computing Final Average Pay, periods during an Authorized Period of Absence generally will be included as if the Participant were compensated at the rate of pay he or she was receiving immediately before the Authorized Period of Absence. However, if a Participant has commenced a benefit under this Plan following a deemed Separation from Service under Code section 409A due to an Authorized Period of Absence classified as Pre-Retirement Leave, Compensation will not be counted during this Authorized Period of Absence.

Similarly, Compensation will not be counted toward Final Average Pay to the extent paid during a Participant’s period of reduced services, where the Participant has Separated from Service due to a reasonably anticipated permanent reduction in services of at least 50 percent (for reasons other than an Authorized Period of Absence).

ULA and USA Pay. For purposes of determining Final Average Pay for a Participant who transfers employment directly from the Company to ULA or USA, the term Compensation generally includes the Participant’s annualized base rate of pay with ULA or USA for the period of uninterrupted executive service at ULA or USA, as applicable, provided that the Participant transfers directly from the E-Series Payroll at the Company to executive status at ULA or USA. ULA and USA base pay will not be included under this Plan for any period following the Participant’s removal from this executive status. In addition, ULA and USA base pay will not be included as Compensation under this Plan for any period after a Participant has commenced a benefit under this Plan.

Final Average Incentive Pay – means the five consecutive awards made under the Incentive Compensation Plan that produce the highest sum, divided by five. The term “awards” include amounts awarded instead of cash and amounts not yet vested, but it does not include any accrued awards not yet made or awards made after the month in which a Termination of Employment occurs. Where fewer than five awards have been made to a Participant under the Incentive Compensation Plan during the five-year averaging period, all awards during this period will be counted.

However, if a Participant has commenced a benefit under this Plan following a deemed Separation from Service under Code section 409A due to an Authorized Period of Absence classified as Pre-Retirement Leave, awards made during this Authorized Period of Absence will not be included. Similarly, incentive awards will not be counted toward Final Average Incentive Pay to the extent awarded during a Participant’s period of reduced services, where the Participant has Separated from Service due to a reasonably anticipated permanent reduction in services of at least 50 percent (for reasons other than an Authorized Period of Absence).

In addition, Final Average Incentive Pay will not include any portion of an incentive award that the Company seeks to recover under the Clawback Policy provision of the Incentive Compensation Plan.

ULA and USA Incentive Pay. For purposes of determining Final Average Incentive Pay for a Participant who transfers employment directly from the Company to ULA or USA, the term

Incentive Compensation Plan generally includes any applicable annual incentive plan at ULA or USA for the period of uninterrupted executive service at ULA or USA, as applicable, provided that the Participant transfers directly from the E-Series Payroll at the Company to executive status at ULA or USA. ULA and USA annual incentive plans will not be included under this Plan for any period following the Participant’s removal from this executive status. Solely for the Plan Year in which the Participant transfers to ULA or USA, Final Average Incentive Pay will include awards made under both the Incentive Compensation Plan of the Company and the similar plan maintained by ULA or USA, as applicable. In addition, ULA and USA incentive pay will not be included as Compensation under this Plan for any period after a Participant has commenced a benefit under this Plan.

Frozen Benefit – has the meaning given in Section 4.F.3.

Heritage Boeing Participant – means a Participant who has a Heritage Benefit from The Boeing Company Employee Retirement Plan.

Heritage MDC Participant – means a Participant who has a Heritage Benefit from the Employee Retirement Income Plan of McDonnell Douglas Corporation, Salaried Plan.

Heritage BNA Participant – means a Participant who has a Heritage Benefit from the Boeing North American Retirement Plan.

Incentive Compensation Plan – means The Boeing Company Elected Officer Annual Incentive Plan or the Incentive Compensation Plan for Employees of The Boeing Company and Subsidiaries, as applicable.

MDC 50/30 Date – means the date on which a Participant with a Heritage MDC Benefit both attains age 50 and earns 30 years of Accumulated Benefit Service.

Offset Benefit – has the meaning given in Section 4.B.

Participant – means an Employee who satisfies the eligibility criteria in either Section 4.A. or Section 5.A.

PVP or Pension Value Plan – means The Pension Value Plan for Employees of The Boeing Company (formerly known as The Boeing Company Pension Value Plan for Heritage MDC Employees and The Boeing Company Pension Value Plan), as amended from time to time.

Plan – means the Supplemental Executive Retirement Plan for Employees of The Boeing Company as herein set forth, together with any amendments that may be adopted.

Plan Year – means the calendar year.

Separation from Service or Separates from Service – means an Employee’s death, retirement, or termination of employment from the Company within the meaning of Code section 409A. For purposes of determining whether a Separation from Service has occurred, Affiliates and

Subsidiaries are defined by using the language “at least 80 percent” to define the controlled group under Code section 1563(a) in lieu of the 50 percent default rule stated in Treasury Regulation section 1.409A-1(h)(3).

A Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by an Employee, to less than 50 percent of the average level of services performed by the Employee during the immediately preceding 36-month period.

SERP Benefit – For a Participant whose most recent date of hire or rehire was before January 1, 2008, the SERP Benefit equals the greater of the Participant’s vested Supplemental Benefit, to the extent eligible, or the Participant’s vested Excess Benefit.

For a Participant hired or rehired on or after January 1, 2008, the SERP Benefit will equal the vested Excess Benefit for periods after this date. No Supplemental Benefit will accrue for periods after January 1, 2008. Solely for purposes of eligibility for the Supplemental Benefit, the term “rehire” will not include a Participant’s return directly from an Authorized Period of Absence or a Participant’s rehire during a Layoff Period.

The SERP Benefit will be calculated after the Supplemental Benefit (if eligible) and Excess Benefit are each reduced to reflect commencement before age 65, if applicable, in accordance with the actuarial factors described in Sections 4 and 5 herein. Supplemental Benefits or Excess Benefits that are not 100% vested will be disregarded for purposes of calculating the SERP Benefit.

Specified Employee – means an Employee who is a “specified employee” within the meaning of Code section 409A. Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period. Notwithstanding the foregoing, Specified Employees shall be determined by including the employees whom the Company reasonably determines to be the 75 top-paid officers of the Company rather than the 50 top-paid officers as provided under Code section 416(i)(1)(A), to the extent permitted under Code section 409A.

Supplemental Benefit – means the benefits provided by Section 4 of this Plan.

Target Benefit – has the meaning given in Section 4.B.

Total Average Compensation – means Final Average Pay plus Final Average Incentive Pay, with the result divided by twelve. Total Average Compensation for a Participant who ceased to be on the E-Series Payroll before January 1, 1999 will be determined as of January 1, 1999. Total Average Compensation for a Participant who ceases to be on the E-Series Payroll on or after January 1, 1999 will be determined as of the date the Participant first ceases to be on the E-Series Payroll.

ULA – means United Launch Alliance, LLC, a joint venture of The Boeing Company and Lockheed Martin Corporation. The term ULA includes its subsidiary United Launch Services, LLC.

USA – means United Space Alliance, LLC, a joint venture of The Boeing Company and Lockheed Martin Corporation.

SECTION 3. THE SERP BENEFIT

The SERP Benefit under this Plan generally is calculated as the greater of a Participant’s vested Supplemental Benefit (to the extent eligible) or the Participant’s vested Excess Benefit, each reduced to reflect commencement prior to age 65, if applicable. However, a Participant hired or rehired on or after January 1, 2008 will not be eligible to accrue a Supplemental Benefit for periods after this date. Solely for purposes of eligibility for the Supplemental Benefit, the term “rehire” will not include a Participant’s return directly from an Authorized Period of Absence or a Participant’s rehire during a Layoff Period.

Supplemental Benefits are described in Section 4. Excess Benefits are described in Section 5. Rules applicable to both Supplemental Benefits and Excess Benefits are provided under this Section 3.

Prior to 2008, the Supplemental Benefit and Excess Benefit were described herein and communicated to Participants as two separate benefits. For ease of communication, these dual components are restated as a single benefit effective as of January 1, 2008. In all cases, the restatement will provide the same total benefit as of December 31, 2007 as the formulas of the pre-2008 plan.

In no event will the SERP Benefit for any Participant who is transferred to ULA or USA duplicate any benefits provided under an individual agreement with the Company.

A.	Special Bridging Rules for Early Retirement Benefits

Special bridging rules apply to a Participant who is described in both Sections 3.A.1. and 3.A.2. below. In this case, the Participant’s SERP Benefit will be calculated as of the date on which he or she would satisfy the conditions for an Early Retirement Date under the PVP. The SERP Benefit will be reduced to reflect early commencement as follows. First, the separate components of the SERP Benefit will be reduced as of the Early Retirement Date, in accordance with the actuarial reduction described in Section 4.C.1. (Supplemental Benefit) or Section 5 (Excess Benefit), as applicable. Second, the SERP Benefit will be further reduced for each month that the Participant’s Commencement Date under this Plan precedes the month in which the Participant would satisfy the conditions for an Early Retirement Date, in accordance with the Actuarial Equivalent factors for calculating lump sums under the PVP.

Benefits under this Section 3.A. remain payable in accordance with the timing rules of Section 6.A.2.

1.	The Participant Separated from Service (including deemed Separations from Service) in a manner (such as layoff) that permits the accrual of additional vesting service credit toward early retirement eligibility following such separation.

2.	The Participant is described in one of the following categories as of his or her Separation from Service:

(a)	The Participant has attained age 54 or older with 9 or more years of Vesting Service (but has not yet attained both age 55 and 10 years of Vesting Service), or

(b)	The Participant has a Heritage MDC Benefit and has attained age 54 or older with 29 or more years of Accumulated Benefit Service (but has not yet reached an MDC 50/30 Date).

B.	Special Calculation for MDC 50/30 Date After Separation

Special calculation rules apply to a Participant described in both Sections 3.B.1. and 3.B.2.

1.	The Participant Separated from Service (including deemed Separations from Service) in a manner (such as layoff) that permits the accrual of additional vesting service credit toward early retirement eligibility following such separation.

2.	The Participant has a Heritage MDC Benefit and has attained age 49 or older (but not age 54) with 29 or more years of Accumulated Benefit Service as of his or her Separation from Service (but has not yet reached an MDC 50/30 Date).

In this case, the Participant’s SERP Benefit will remain payable in accordance with the timing rules of Section 6.A.2.

In addition, upon the Participant’s Early Retirement Date, a separate lump sum payment will be made to the Participant to represent any missed payments as a result of the delayed commencement beyond the Participant’s MDC 50/30 Date. Specifically, this lump sum will equal the total of the monthly payments that would have been payable to the Participant, beginning on the first of the month following the Participant’s MDC 50/30 Date and ending immediately prior to his or her Early Retirement Date, plus interest at the rate used to calculate lump sums under the PVP.

C.	Forfeiture

The Committee may determine, in its sole discretion, that a Participant will forfeit any part or all of his or her SERP Benefit (whether or not vested) if any of the following circumstances occur while employed by the Company or within five (5) years after termination of such employment, provided that the provisions of paragraphs 3. and 4. shall apply only with respect to benefits accrued on or after January 1, 2008:

1.

The Participant is convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests. For purposes of this Plan, “other similar unlawful acts against the Company or against the Company’s interests” shall include any other unlawful act (i) committed against the Company, or the interests of the Company, including, but not limited to, a governmental agency or instrumentality which conducts business with the Company, or a customer of the Company, or (ii) affecting the Company or the interests of the Company, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the Company or the interests of the Company, as determined by the Committee in its sole discretion.

2.	The Participant, directly or indirectly, engages in any activity, whether individually or as an employee, consultant or otherwise, which the Committee determines, in its sole discretion, to be an activity in which the Participant is “engaging in competition” with any significant aspect of Company business. For purposes of this Plan, “engaging in competition” shall include but is not limited to representing, providing services to, or being an employee of or associated in a business capacity, any person or entity that is engaged, directly or indirectly, in competition with any Company business or that takes a position adverse to any Company business, regardless of the position or duties the Participant takes, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the interests of the Company, all as determined by the Committee in its sole discretion.

3.	The Participant, without the advance approval of the Company’s Senior Vice President, Human Resources and Administration, induces or attempts to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the Participant or any third party.

4.	The Participant disparages or otherwise makes any statements about the Company, its products, or its employees that could be in any way viewed as negative or critical. Nothing in this paragraph will apply to legally protected statements to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.

To the extent the Participant has already commenced payment of his or her SERP benefit, the Committee will be entitled to pursue any and all legal and equitable relief against the Participant to enforce the forfeiture of and recover such SERP benefit. The forfeiture provisions will continue to apply unless and to the extent modified by a court of competent jurisdiction. However, if any portion of these forfeiture provisions is held by such a court to be unenforceable, these provisions shall be deemed amended to limit their scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.

In addition, the Committee will, in all appropriate circumstances, require reimbursement of any SERP Benefit attributable to an incentive award that the Company seeks to recover under the Clawback Policy provision of the Incentive Compensation Plan.

D.	Participants Rehired After Commencement Date

The SERP Benefit of a Participant who is rehired (or who returns from an Authorized Period of Absence or a period of a reduced level of services that constitutes a deemed Separation from Service under Code section 409A) after his or her Commencement Date will be determined under this Section 3.D.

1.	Calculation and Payment of Old SERP Benefit

The portion of the Participant’s SERP Benefit that accrued before the initial Commencement Date (or during an Authorized Period of Absence or a period of a reduced level of services that constitutes a deemed Separation from Service) will be referred to as the “Old SERP Benefit” for purposes of this Section 3.D.

A Participant’s Old SERP Benefit will not be suspended by reason of the Participant’s rehire or return from Authorized Period of Absence or a period of a reduced level of services. This portion of the SERP Benefit will continue to be paid following rehire or return, in the form originally elected by the Participant, without regard to the period following rehire or return.

2.	Calculation and Payment of New SERP Benefit

(a)	Rehires After 1/1/08 – Excess Benefit Only

In general, a Participant rehired on or after January 1, 2008 will not be eligible to accrue a Supplemental Benefit for periods after this date. (This exclusion does not apply to a Participant hired before January 1, 2008, who returns on or after this date directly from an Authorized Period of Absence or a period of a reduced level of services, or who is rehired on or after this date but during a Layoff Period). Following rehire, this Participant will be entitled to accrue only an Excess Benefit attributable to periods after the date of rehire (“New SERP Benefit”). The New SERP Benefit for this Participant will equal: (a) the Participant’s benefits under the PVP for periods after rehire determined without regard to the limitations under Code sections 415 and 401(a)(17), reduced (but not below zero) by (b) any benefit payable to or on account of the Participant under the PVP for periods after rehire. The New SERP Benefit will be determined without regard to benefits, compensation, and Benefit Service accrued before rehire.

The Participant’s New SERP Benefit will remain subject to the timing rules under Section 6.A.2., without regard to any Separation from Service that occurred prior to rehire. The Participant may elect the form of payment for the New SERP Benefit at the time of commencement, in accordance with Section 6.A.1.

(b)	Returns from Leave, Reduced Services or Layoff After 1/1/08– Supplemental and Excess Benefit

A Supplemental Benefit can accrue (to the extent eligible) for a Participant hired before January 1, 2008, who returns on or after this date directly from an Authorized Period of Absence or a period of a reduced level of services, or who is rehired on or after this date but during a Layoff Period. For such Participant, the total SERP Benefit will be recalculated (as described below) as of the subsequent Commencement Date as if no prior Separation from Service had occurred, then reduced by the payments previously received. This total SERP Benefit will be further reduced by the Old SERP, but to no less than zero, to produce the New SERP Benefit payable.

The total SERP Benefit equals the greater of (i) and (ii) below.

(i)	The total Supplemental Benefit (if eligible). For purposes of calculating the Participant’s total Supplemental Benefit as of his or her subsequent Commencement Date, the total Target Benefit will equal the amount determined under Section 4.B. (taking account of Benefit Service and Total Average Compensation accrued before and after rehire), reduced for early commencement by the applicable reduction factors described in Section 4.C. The total Target Benefit will be reduced by the total Offset Benefit (accrued before and after rehire), which offset represents the PVP benefit as if no prior Separation had occurred.

(ii)	The total Excess Benefit, calculated as if no prior Separation from Service had occurred and reduced for early retirement as applicable.

The Participant’s total SERP Benefit is further offset by the value of payments made prior to the subsequent Commencement Date from this Plan, or from any other non-qualified defined benefit-type pension plan or arrangement (including under an individual contract) sponsored or paid for by the Company. The value of these benefit payments will be determined by (i) increasing each benefit payment with interest from the time such benefit payment was made to the time of the subsequent Commencement Date in accordance with the Actuarial Equivalent factors for calculating lump sums under the PVP (the “Commencement Date Factors”), and then (ii) converting the sum of the interest-adjusted benefit payments from (i) above at the subsequent Commencement Date to a Single Life Annuity using the Commencement Date Factors. No reduction will be made for benefit payments payable under any tax-qualified pension plan (and its corresponding non-qualified plan) attributable to service not treated as Benefit Service taken into account under Section 4.B.1.(a).

For any Participant hired on or after January 1, 2008 who returns directly from an Authorized Period of Absence or a period of a reduced level of services, or who is rehired during a Layoff Period, the total SERP Benefit will be recalculated following the methodology described above (with regard to the Excess Benefit only). No Supplemental Benefit will be payable.

In no event will this Participant’s recalculated total SERP Benefit be less than the Old SERP Benefit which is in pay status.

For purposes of this Section 3.D.2.(b), the New SERP Benefit will equal: (i) the recalculated total SERP Benefit described above, minus (ii) the Old SERP Benefit defined in Section 3.D.1.

The Participant’s New SERP Benefit will remain subject to the timing rules under Section 6.A.2., without regard to any Separation from Service that occurred prior to rehire. The

Participant may elect the form of payment for the New SERP Benefit at the time of commencement, in accordance with Section 6.A.1.

(c)	Rehires Who Retired Prior to 2008

For a Participant who rehired and had a subsequent Commencement Date before January 1, 2008, the New SERP Benefit was comprised of a New Supplemental Benefit and a New Excess Benefit (both as defined below) which were calculated and paid separately, in accordance with the terms of the Plan at that time.

The New Supplemental Benefit was recalculated as if no prior retirement had occurred, and then offset for all payments previously made, as described in Section 3.D.2.(b) above.

The New Excess Benefit was recalculated solely with regard to new accruals under the PVP, as described in Section 3.D.2.(a) above.

E.	Participants Rehired Before Commencement Date

The SERP Benefit of a Participant who is rehired before his or her Commencement Date will be determined under this Section 3.E.

1.	Calculation and Payment of Old SERP Benefit

The Participant’s Old SERP Benefit for purposes of this Section 3.E. is calculated as the amount that would have been payable to the Participant at age 55, attributable to the prior period of employment, if he or she had not rehired or returned. This amount will be the greater of (a) and (b) below:

(a)	The Supplemental Benefit accrued and vested before the prior Separation from Service (or as of the end of an Authorized Period of Absence or a period of a reduced level of services that constitutes a deemed Separation from Service), calculated as described further below.

(b)	The Excess Benefit accrued and vested as to the first period of employment, reduced for early retirement as applicable, in accordance with the applicable Vested Termination factors under the PVP.

For purposes of calculating the Participant’s Supplemental Benefit, his or her Target Benefit will equal the amount determined under Section 4.B., taking account of the Participant’s Benefit Service and Total Average Compensation as of the prior Separation from Service (or as of the end of an Authorized Period of Absence or a period of a reduced level of services that constitutes a deemed Separation from Service). The Target Benefit will be reduced for early commencement by the applicable terminated vested reduction factors described in Section 4.C.2. and further reduced by the Offset Benefit. The Participant’s Offset Benefit will be calculated as the PVP benefit earned prior to the original Separation from Service and payable at age 55 (i.e., with interest credits projected to age 55), in accordance with the applicable reduction factors under the PVP for calculating a Vested Termination Benefit.

The Participant’s Old SERP Benefit will remain subject to the timing rules under Section 6.A.2. With regard to the Participant’s Old SERP Benefit, the Participant will be treated as having experienced a Separation from Service. Payment of the Old SERP Benefit will commence as of the first of the month following the Participant’s attainment of age 55. Payment of the Old SERP Benefit will commence as of this date even if the Participant attains age 55 while on an Authorized Period of Absence, or after he or she rehires. The Participant may elect the form of payment for this Old SERP Benefit at the time of commencement, in accordance with Section 6.A.1.

2.	Calculation and Payment of New SERP Benefit

In general, a Participant rehired on or after January 1, 2008 will not be eligible to accrue a Supplemental Benefit for periods after this date. (This exclusion does not apply to a Participant hired before January 1, 2008, who returns on or after this date directly from an Authorized Period of Absence or a period of a reduced level of services, or who is rehired on or after this date but during a Layoff Period). Following rehire, this Participant will be entitled to accrue only an Excess Benefit attributable to periods after the date of rehire (“New SERP Benefit”). The New SERP Benefit for this Participant will equal: (a) the Participant’s benefits under the PVP for periods after rehire determined without regard to the limitations under Code sections 415 and 401(a)(17), reduced (but not below zero) by (b) any benefit payable to or on account of the Participant under the PVP for periods after rehire. The New SERP Benefit will be determined without regard to benefits, compensation, and service accrued before rehire.

A Supplemental Benefit can accrue (to the extent eligible) for a Participant hired before January 1, 2008, who returns on or after this date directly from an Authorized Period of Absence or a period of a reduced level of services, or who is rehired on or after this date but during a Layoff Period. For such Participant, the total SERP Benefit will be recalculated as of the subsequent Commencement Date as if no prior Separation from Service had occurred, following the methodology in Section 3.D.2.(b). For purposes of this Section 3.E.2., the New SERP Benefit will equal: (i) the recalculated total SERP Benefit described above, minus (ii) the Old SERP Benefit defined in Section 3.E.1.

For any Participant hired on or after January 1, 2008 who returns directly from an Authorized Period of Absence or a period of a reduced level of services, or who is rehired during a Layoff Period, the total SERP Benefit will be recalculated as of the subsequent Commencement Date as if no prior Separation from Service had occurred, subject to offset for the value of any non-qualified benefits previously paid, following the methodology in Section 3.D.2.(b) (with regard to the Excess Benefit only). For purposes of this Section 3.E.2., the New SERP Benefit will equal: (i) the recalculated total SERP Benefit described above, minus (ii) the Old SERP Benefit defined in Section 3.E.1. No Supplemental Benefit will be payable.

With regard to the timing of payment of the New SERP Benefit, the Participant will be treated as if no Separation from Service had occurred prior to rehire or return. The Participant may elect the form of payment for the New SERP Benefit at the time of commencement, in accordance with Section 6.A.1.

F.	Pilot Early Leave

An annual recalculation will be made for a Participant who commences benefits under Section 6.A.2.(a) following a deemed Separation from Service under Code section 409A due to an Authorized Period of Absence classified as Pilot Early Leave.

For this Participant, the benefit payable under this Plan will be recalculated as of January 1 of each Plan Year following the year in which benefits commence following the methodology in Section 3.D.2.(b), as if no prior Separation from Service had occurred. For purposes of this calculation, the Participant’s benefit will be reduced by early retirement reduction factors and further offset by the value of payments previously made, to compute additional accruals (if any) earned during the period of Pilot Early Leave in the prior Plan Year, calculated using the same methodology of Section 3.D.2.(b). Such additional accruals (if any) will be paid commencing February 1 of each year in which recalculation occurs, in the form originally elected by the Participant. In no event will this recalculation reduce a participant’s benefit.

Recalculation will cease after the Plan Year following the end of the Pilot Early Leave.

SECTION 4. THE SUPPLEMENTAL BENEFIT

A.	Eligibility and Participation

An Employee will be eligible for the Supplemental Benefit if the Employee either (1) is on the E-Series Payroll on or after January 1, 1999, or (2) was a participant in the Supplemental Retirement Plan for Executives of The Boeing Company as of December 31, 1998 and as of January 1, 1999 was (a) on an Authorized Period of Absence from the E-Series Payroll, (b) on a layoff (bridging period) from the E-Series Payroll that began on or after January 1, 1996, or (c) on the management payroll but had been on the E-Series Payroll for some period on or after January 1, 1989.

An Employee who retired on January 1, 1999 is not eligible to participate in the Plan.

An Employee eligible to participate in the Plan will become a Participant on the later of (1) the date the Employee satisfies the eligibility conditions or (2) the date the Employee becomes an Active Participant in the PVP. A rehired Employee who previously participated in the Plan will become a Participant again on the later of (1) the date the Employee satisfies the eligibility conditions again after rehire or (2) the date the Employee becomes an Active Participant in the PVP again after rehire.

If a Participant remains actively employed by the Company, but is no longer on the E-Series Payroll, the Target Benefit will remain frozen as of the later of January 1, 1999 or the date the Participant was removed from the E-Series Payroll.

B.	Amount of Supplemental Benefit

Except as otherwise provided in Section F, the Supplemental Benefit payable to a Participant retiring at his or her Normal Retirement Date is a monthly amount equal to (1) minus (2) below, provided that the monthly Supplemental Benefit shall not be less than zero.

(1)	The greater of the following:

(a) the Target Benefit – a monthly amount equal to 1.6% multiplied by the Participant’s Benefit Service multiplied by the Participant’s Total Average Compensation, or

(b) the Frozen Benefit, as described in Section 4.F.3., if applicable,

provided, however, that the amount determined under this Section 4.B.1. shall not exceed the Participant’s Compensation at Termination of Employment divided by twelve.

(2)	The Offset Benefit – a monthly amount equal to the benefits payable to or on account of the Participant under the PVP, adjusted to reflect payment at the

Participant’s Commencement Date as a Single Life Annuity according to the provisions of the PVP.

If the Participant retires after his or her Normal Retirement Date, calculation of the Target Benefit will include Compensation and Benefit Service attained before and after the Normal Retirement Date, and the Offset Benefit will be adjusted to reflect the late retirement according to the provisions of the PVP.

C.	Early Retirement Benefits and Vested Terminated Retirement Benefits

Subject to the timing rules in Section 6 and the actuarial reductions described below, a Participant will be entitled to retire and commence benefits before his or her Normal Retirement Date in accordance with the provisions of the PVP governing early retirement benefits and vested retirement benefits. An unreduced benefit will not be available, even to a Heritage MDC Participant who has attained age 50 with 30 years of Accumulated Benefit Service.

1.	Early Retirement Benefits

If the Participant retires directly from active employment with the Company and commences benefits before his or her Normal Retirement Date, the Target Benefit will be reduced by  1/4% for each month that the Participant’s Commencement Date precedes his or her sixty-second birthday. The Offset Benefit will be adjusted to reflect the early retirement according to the provisions of the PVP.

2.	Vested Terminated Retirement Benefits

If a Participant terminates employment with a vested Supplemental Benefit and commences benefits before his or her Normal Retirement Date, the Target Benefit will be reduced by  1/2% for each month that the Vested Terminated Participant’s Commencement Date precedes his or her sixty-fifth birthday. The Offset Benefit will be adjusted to reflect the Vested Terminated Participant’s early commencement of benefits according to the provisions of the PVP.

D.	Disability Retirement Benefits

A Participant who was on an approved medical leave of absence on or before April 1, 2003 and who otherwise met the eligibility requirements for a Disability Retirement Date under the PVP on or before December 1, 2004 would be entitled to a disability retirement benefit equal to his unreduced Supplemental Benefit in accordance with the provisions of the PVP governing disability retirement benefits. Disability benefits were payable under this Plan only when and to the extent that the Participant received disability retirement benefits under the PVP. This Section 4.D. applies only to benefits that accrued and commenced payment before December 31, 2004, and it has no application after that date.

E.	Vesting

No Supplemental Benefit shall be payable to a Participant until such Participant is vested in such Supplemental Benefit. A Participant will vest 100% in his Supplemental Benefit at the later of the following: (1) the date the Participant vests 100% in retirement benefits provided under the PVP, or (2) the date the Participant has been on the E-Series Payroll for a period of 36 consecutive months. For these purposes, an Authorized Period of Absence from the E-Series Payroll will count as a period on the E-Series Payroll. If an Employee ceases to be on the E-Series Payroll for any reason other than an Authorized Period of Absence, and the Employee later returns to the E-Series Payroll, periods of service on E-Series Payroll will not be aggregated for purpose of determining whether the 36-consecutive month requirement has been met.

For purposes of computing vesting for a Participant who transfers employment directly from the Company to ULA or USA, uninterrupted service at ULA or USA as an executive will be credited toward the 36 consecutive months requirement described herein, provided that the Participant transfers directly from the E-Series Payroll at the Company to executive status at ULA or USA, as applicable. ULA and USA service will not be credited toward vesting under this Plan for any period following the Participant’s removal from this executive status. For purposes of computing vesting for a participant who transfers employment directly from ULA or USA to the Company, uninterrupted service at ULA or USA as an executive will be credited toward the 36 consecutive months requirement described herein, provided that the Participant transfers directly from executive status at ULA or USA to the E-Series Payroll at the Company. ULA and USA service will not be credited toward vesting under this Plan for any period prior to the Participant’s attainment of this executive status at ULA or USA, as applicable.

Any Participant who was on the E-Series Payroll on January 1, 1999 or was a Participant in the Supplemental Retirement Plan for Executives of The Boeing Company as of December 31, 1998, will be 100% vested in his or her Supplemental Benefit if he or she is vested in his or her benefits under the PVP. A Participant will also be 100% vested if he or she dies before benefits commence with a surviving spouse or becomes eligible for a disability retirement benefit, but only if he or she has vested in his or her benefits under the PVP.

If a Participant retires or Separates from Service (other than a deemed Separation from Service due to an Authorized Period of Absence) before vesting in the Supplemental Benefit, the Participant generally will forfeit all rights to the Supplemental Benefit. To the extent the benefit under this Plan becomes 100% vested during an Authorized Period of Absence that constitutes a deemed Separation from Service, it will remain subject to the payment timing rules under Section 6.A.2.

If a Participant Separates from Service after becoming vested in the Supplemental Benefit, and the Participant is subsequently rehired or returns from an Authorized Period of Absence, the Supplemental Benefit accrued after rehire and return will be 100% vested (even if the Participant fails to be on the E-Series Payroll for 36 consecutive months following rehire or return).

F.	Transfers

Effective January 1, 1999, certain participants in certain of the qualified plans sponsored by the Company and its Affiliates or Subsidiaries were transferred from those qualified plans to the PVP. In addition, effective July 1, 1999, certain participants in the Boeing North American Retirement Plan were transferred from that plan to the PVP. In conjunction with the transfer to the PVP, those participants were also transferred from various non-qualified plans in which they participated into this Plan. As of October 5, 2000, certain participants in The Times Mirror Pension Plan became participants in the PVP.

The following provisions are intended to insure that no benefits were lost as a result of transfers into this Plan or otherwise. These provisions are not intended to result in any duplication of benefits by awarding additional benefits for any period of service with the Company for which the Participant is otherwise entitled to benefits under another non-qualified plan.

1.	Final Average Pay

For Heritage Boeing and Heritage MDC Participants, Final Average Pay will equal the greater of (1) Final Average Pay as defined in Section 2, or (2) the following amount as calculated solely for the period ending January 1, 1999:

(a)	For Heritage Boeing Participants, the portion of Final Average Monthly Total Earnings as defined in the Supplemental Retirement Plan for Executives of The Boeing Company, determined by reference to Final Average Monthly Earnings as defined in The Boeing Company Employee Retirement Plan, multiplied by twelve;

(b)	For Heritage MDC Participants, the portion of Average Monthly Salary as defined in the Employee Retirement Income Plan of McDonnell Douglas Corporation, Salaried Plan determined without inclusion of any payments of incentive compensation awards and without regard to any compensation limits under the Code, multiplied by twelve.

2.	Final Average Incentive Pay

For Heritage Boeing and Heritage MDC Participants, Final Average Incentive Pay will equal the greater of (1) Final Average Incentive Pay as defined in Section 2, or (2) the following amount as calculated solely for the period ending January 1, 1999:

(a)	For Heritage Boeing Participants, the portion of Final Average Monthly Total Earnings as defined in the Supplemental Retirement Plan for Executives of The Boeing Company, determined by reference to awards under the Incentive Compensation Plan, multiplied by twelve;

(b)	For Heritage MDC Participants, the portion of Average Monthly Salary as defined in the Employee Retirement Income Plan of McDonnell Douglas Corporation,

Salaried Plan determined by reference to incentive compensation awards of such Participants, multiplied by twelve.

For Heritage Boeing Participants retiring during February or March 1999, this section will be applicable through such Participant’s Commencement Date, so that the Final Average Incentive Pay calculated under (a) above will include awards made in 1999 under the Incentive Compensation Plan.

3.	Frozen Benefit

For a Heritage Boeing Participant, the Frozen Benefit will be the Participant’s benefits under the Supplemental Retirement Plan for Executives of The Boeing Company determined as of January 1, 1999, adjusted according to the provisions of the PVP for commencement of benefits on the Participant’s Commencement Date and for payment in the form of a Single Life Annuity.

For a Participant on the E-Series Payroll as of July 1, 1999 who was eligible to retire from the Boeing North American Retirement Plan as of June 30, 1999, that Participant’s Frozen Benefit as of June 30, 1999 will equal the Target Benefit (as defined in Section 4.B.) as of June 30, 1999 plus the Participant’s benefit under the Boeing North American Retirement Plan and Boeing North American non-qualified plans as of June 30, 1999, all adjusted according to the provisions of the PVP for commencement of benefits on June 30, 1999 and for payment in the form of a Single Life Annuity.

4.	Times Mirror Indexing Benefit

As the result of the Company’s acquisition of Jeppesen Sanderson, Inc., its two subsidiaries (Jeppesen DataPlan, Inc. and Nobeltec Corporation), and Airspace Safety Analysis Corporation (“ASAC”), certain participants in the PVP were provided a Jeppesen/ASAC Indexing Benefit, but no Benefit Service was provided for Periods of Service prior to October 5, 2000. Notwithstanding Section 4.B., the calculation of the Offset Benefit under this Plan shall not include the Jeppesen/ASAC Indexing Benefit.

SECTION 5. THE EXCESS BENEFITS

A.	Eligibility

An Employee will be eligible for an Excess Benefit if the Employee is entitled to a benefit from the PVP and such benefit is limited by Code sections 415 and/or 401(a)(17).

B.	Amount of Excess Benefits

A Participant’s Excess Benefit is equal to the Participant’s benefits under the PVP determined without regard to the limitations under Code sections 415 and 401(a)(17), reduced (but not below zero) by any benefit payable to or on account of the Participant under the PVP.

For Heritage BNA Participants, the Excess Benefit shall also include any benefit accrued as of June 30, 1999 under the Unfunded Supplemental Deferred Compensation Plan for Employees who are Participating in the Rockwell International Deferred Compensation Plan due to the failure to include deferred bonuses as compensation under the Boeing North American Retirement Plan, indexed after June 30, 1999 for increases in compensation in accordance with the provisions governing the Participant’s Heritage Benefit under the PVP.

The Excess Benefit is not intended to duplicate any similarly determined benefit under any other non-qualified plan.

C.	Adjustments for Commencement Dates other than the Normal Retirement Date

The Excess Benefit generally will be adjusted for a Participant’s Commencement Date that is not his or her Normal Retirement Date according to the same rules governing such adjustments under the PVP.

However, where a Participant’s Commencement Date occurs after January 1, 2008, and after April 1st of the Plan Year following the Plan Year in which he or she attains age 70 1/2, his or her Excess Benefit will be calculated as if the Participant’s benefit under the PVP had not previously commenced.

D.	Vesting

The Excess Benefit will vest and be forfeited according to the same rules governing vesting and forfeitures under the PVP.

SECTION 6. PAYMENT OF BENEFITS

A.	Payment of Benefits

1.	Form of Payment

In general, a Participant’s SERP Benefit will be paid in the form of a Single Life Annuity. Married Participants may elect at the time of commencement to receive the SERP Benefit in the form of either a Single Life Annuity or an Actuarially Equivalent Surviving Spouse Option (with a 50%, 75%, or 100% survivor benefit). Marital status will be determined at the time of commencement of benefits. To the extent a Participant does not elect a Surviving Spouse Option before the Commencement Date, the SERP Benefit will be paid in the form of a Single Life Annuity for unmarried Participants and in the form of a 50% Surviving Spouse Option for married Participants.

If the Participant receives his or her benefit in the form of a Surviving Spouse Option and survives his or her Spouse, the Participant’s monthly payment will increase on a prospective basis, commencing as of the Spouse’s death, to equal the monthly payment the Participant would have received had he or she been paid in the form of a Single Life Annuity.

Notwithstanding the foregoing, the SERP Benefit will be paid in a single lump sum if the Actuarial Equivalent present value is $15,000 or less as of the commencement date.

In the event that guidance issued by the IRS or Treasury Department under Code section 409A requires application of the aggregation rule provided under Treasury Regulation section 1.409A-3(j)(4)(v)(A) to a nondiscretionary cashout, the cashout described above will operate only to the extent that this aggregation rule is satisfied.

2.	Timing of Payment

(a)	General Rule

The SERP Benefit will be paid or commence as of the first day of the month following the later of the events described in (A) and (B) below.

(A) The Participant’s attainment of age 55.

(B) The Participant’s Separation from Service.

A special rule applies to a Heritage MDC Participant who Separates from Service after attaining age 50, and who has 30 years of Accumulated Benefit Service. For this Heritage MDC Participant, the SERP Benefit will be paid as of the first of the month following the Separation from Service.

See subsection (c) below for special timing rules applicable to Specified Employees.

(b)	Participants Working Past Age 70 1/2

Effective January 1, 2008, the SERP Benefit for a Participant who continues to work past age 70 1/2 will be paid as of the first of the month following the Participant’s Separation from Service. This rule does not apply to any Participant whose benefits commenced prior to January 1, 2008.

(c)	Specified Employees

A Specified Employee will not receive any distribution under this Plan during the six-month period immediately following his or her Separation from Service.

The SERP Benefit of a Specified Employee will be calculated as of the first day of the month immediately following his or her Separation from Service (or age 55 if later). All payments missed during the six-month waiting period described above will be paid in a single sum after the completion of this six-month waiting period.

In the event of a Specified Employee’s death during the six-month waiting period, the waiting period will cease to apply. The Specified Employee’s benefits will be distributed in accordance with Section 6.B.2. (Death Benefits).

B.	Death Benefits

1.	Death Before Commencement of Benefits

If a Participant dies before benefit commencement under the Plan, a death benefit based upon the Participant’s accrued SERP Benefit at the time of death will be payable to his or her surviving Spouse, as of the first of the month following the Participant’s death.

If a Participant dies after commencing a portion of his or her benefit, but less than the entire benefit, the survivor benefit described herein will apply solely to the portion of the benefit that has not yet commenced.

In general, where a Participant dies after attaining age 55, death benefits under this subsection B.1. will be paid to the Spouse in the form of a 100% Surviving Spouse Option. Where a Participant dies before attaining age 55, except as provided below, these death benefits will be paid in the form of a 50% Surviving Spouse Option.

A special rule applies to a Heritage MDC Participant who dies after attaining age 50. For this Heritage MDC Participant, death benefits under this subsection B.1. will be paid to the Spouse in the form of a 100% Surviving Spouse Option rather than a 50% Surviving Spouse Option.

Benefits payable in the form of a Surviving Spouse Option generally will be reduced by the appropriate actuarial factors under this Plan, based on whether the Participant satisfied the requirements for an Early Retirement Benefit or Vested Terminated Benefit at the time of death. Benefits payable before a Participant’s earliest commencement date under Section 6.A.2.(a) will be further reduced below this age based on the Actuarial Equivalent factors used to calculate lump sum benefits under the PVP.

No death benefit will be payable to a non-Spouse.

Notwithstanding the foregoing, the SERP Benefit will be paid in a single lump sum if the Actuarial Equivalent present value is $15,000 or less as of the commencement date. In the event that guidance issued by the IRS or Treasury Department under Code section 409A requires application of the aggregation rule provided under Treasury Regulation section 1.409A-3(j)(4)(v)(A) to a nondiscretionary cashout, the cashout described above will operate only to the extent that this aggregation rule is satisfied.

2.	Death After Commencement of Benefits

If the Participant dies after his or her benefits commence, benefits will be paid in accordance with the form of benefits elected under Section 6.A.1. above.

If a Participant dies after commencing a portion of his or her benefit, but less than the entire benefit, the survivor benefit described herein will apply solely to the portion of the benefit that has already commenced.

If the surviving Spouse dies while receiving benefit payments, no further payments will be made to the Spouse’s estate or beneficiaries.

C.	Delays in Payment

Payment of benefits under this Article may be delayed to the extent permitted under Code section 409A, as determined by the Committee.

D.	Involuntary Inclusion in Income

If a determination is made by the Internal Revenue Service that the benefit of any Participant (or his or her beneficiary) is subject to current income taxation under Code section 409A, then the taxable portion of such benefit will be immediately distributed to the Participant (or his or her beneficiary), notwithstanding the general timing rule described in Section 6.A.2. above.

SECTION 7. NONASSIGNABILITY

Except as otherwise provided herein, the SERP Benefit shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, charge, execution, attachment, garnishment or any other legal process. Any attempt to take any such action shall be void and shall authorize the Committee, in its sole and absolute discretion, to forfeit all further right and interest in any benefit under this Plan. The Committee may, however, recognize domestic relations orders, generally subject to the same rules and procedures governing qualified domestic relations orders under the PVP, and provided that any benefits transferred due to such domestic relations order shall reduce any benefits to which the Participant would otherwise be entitled under this Plan. Notwithstanding the foregoing, a domestic relations order will be recognized under this Plan solely to the extent that benefits commence to the alternate payee or beneficiary at the same time as benefit payments commence to the Participant. In addition, the SERP Benefit may be reduced by the amount of any tax obligation paid by the Company, its Affiliates or Subsidiaries on behalf of a Participant or surviving spouse if the Participant or surviving spouse fails to reimburse the Company or an Affiliate or Subsidiary for such obligation.

SECTION 8. UNFUNDED STATUS OF PLAN

No funds shall be segregated or earmarked for any current or former Participant, beneficiary or other person under the Plan. However, the Company may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the Company’s general creditors. No current or former Participant, beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company or an Affiliate in respect of its obligations under the Plan (other than as a general creditor of the Company or such Affiliate with an unsecured claim against its general assets.

SECTION 9. ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall make such rules, interpretations, determinations of fact and computations as it may, in its sole and absolute discretion, deem appropriate. Any decision of the Committee with respect to the Plan, including (without limitation) any calculation of a benefit, shall be conclusive and binding on all persons.

SECTION 10. AMENDMENT AND TERMINATION

The Board of Directors of The Boeing Company shall have the authority to amend or terminate the Plan at any time. The Board of Directors of The Boeing Company may delegate the authority to amend the Plan at any time, in its sole discretion. Such amendment or termination shall not adversely affect or impair the benefit entitlements in course of payment to retired employees and surviving spouses, the contingent rights to the continuance of benefit payments of the spouses of retired employees named as joint annuitants, or the accrued benefit as defined in this Section of all eligible employees then in the employ of the Company.

For the purpose of this section, an accrued benefit will be determined for each eligible employee in accordance with the provisions of Sections 3 through 5 but based on Benefit Service, Total Average Compensation, Compensation and the accrued benefit provided by the PVP, all determined as of the effective date of the amendment or termination.

In general, upon the termination of the Plan with respect to any Participant, the affected Participants will not be entitled to receive a distribution until the time specified in Section 6. Notwithstanding the foregoing, the Company may, in its discretion, terminate the entire Plan and pay each Participant a single lump-sum distribution of his or her entire accrued benefit to the extent permitted under conditions set forth in Code section 409A and IRS or Treasury guidance thereunder.

SECTION 11. DISTINCT STATUS OF PLANS

For purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, the Plan shall consist of the following three distinct employee benefit plans: (1) a plan granting the Supplemental Benefit; (2) a plan granting the portion of the Excess Benefit determined by disregarding the limitations imposed by section 415 of the Code; and (3) a plan granting the portion of the Excess Benefit determined by disregarding the limitations imposed by section 401(a)(17) of the Code.

SECTION 12. EMPLOYMENT RIGHTS

Nothing in the Plan shall be deemed to give any person any right to remain in the employ of the Company or affect any right of the Company to terminate a person’s employment with or without cause.

SECTION 13. CLAIMS PROCEDURE

The procedures for making claims for benefits under the Plan and for having the denial of a benefits claim reviewed shall be the same as those procedures set forth in the PVP.

SECTION 14. COMPLIANCE WITH CODE SECTION 409A

It is intended that amounts deferred under this Plan will not be taxable under section 409A of the Code with respect to any individual. All provisions of this Plan shall be construed in a manner consistent with this intent.

SECTION 15. CONSTRUCTION

The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent permissible, according to the internal laws of the state of Illinois. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.

SECTION 16. LEGAL ACTION

No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or

180 days following the expiration of the time to make an appeal if no appeal is made).